FILED PURSUANT TO
RULE 424(B)(3)
FILE NO: 333-108780
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 42 DATED MAY 26, 2006
TO THE PROSPECTUS DATED JUNE 18, 2004
      This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 14 to the Prospectus, dated May 19, 2005, Supplement No. 20 to the Prospectus, dated August 22, 2005, Supplement No. 28 to the Prospectus, dated November 22, 2005, Supplement No. 34 to the Prospectus, dated February 13, 2006, Supplement No. 39 to the Prospectus, dated April 13, 2006, Supplement No. 40 to the Prospectus, dated April 25, 2006 and Supplement No. 41 to the Prospectus, dated May 22, 2006. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
      The purposes of this Supplement are as follows:

•	to provide an update on the status of our public offering; and

•	to provide information regarding the distributions recently declared by our board of directors for the months of June and July 2006.
Status of the Offering
      As of May 23, 2006, we received gross offering proceeds of approximately $406.8 million from the sale of 41,019,590 of our common shares, including approximately $6.3 million related to the sale of 663,168 common shares pursuant to our dividend reinvestment plan. As of May 23, 2006, 159,643,578 common shares remained available for sale pursuant to our initial public offering, exclusive of 19,336,832 common shares available under our dividend reinvestment plan.
Distributions Declared by Hines REIT’s Board of Directors
      On May 25, 2006, our board of directors declared distributions for the months of June and July 2006. The declared distributions for the month of June will be calculated based on shareholders of record each day during such month in an amount equal to $0.00164384 per share, per day. These distributions will be aggregated and paid in cash in July 2006. The declared distributions for the month of July will be calculated based on shareholders of record each day during such month in an amount equal to $0.00170959 per share, per day. The distributions will be aggregated and paid in cash in October 2006.